                                                                  EXHIBIT 10(i)

                                 LOAN AGREEMENT


          THIS AGREEMENT is made as of March 4, 1997 between RIVIERA TOOL COMPANY, a Michigan corporation, of 5460 Executive Parkway, S.E., Grand Rapids, Michigan 49512 ("Borrower"), and LASALLE NATIONAL BANK, a national banking association, of 135 S. LaSalle Street, Chicago, Illinois 60603 (the "Bank"), on the following terms:

          Section 1. Acknowledged Facts. Borrower has requested Bank to provide the following loans (the "Loans"): (a) a revolving line of credit in the amount of $8,000,000 to provide accounts receivable and contracts in process financing (the "Revolving Loan"); and (b) a term loan in the amount of $1,900,000 to refinance the outstanding balance of its term loan indebtedness to First Chicago NBD (the "Term Loan"). The Bank has issued its commitment letter dated February 7, 1997, which generally outlines the terms and conditions of the Loans (the "Commitment Letter"). The Commitment Letter is expressly subject to documentation satisfactory in form and content to the Bank and its legal counsel. Therefore, this Agreement is entered into as required by the Commitment Letter and as modified above to completely set forth the terms and conditions of the Loans to the satisfaction of the Bank.

          Section 2.  Definitions.     The following terms used in this
Agreement shall have the following meanings:

               (a) "Bank Prime Rate" shall mean the fully floating daily variable rate of interest determined and announced by the Bank from time to time as its prime lending rate (without reference to the prime or base rate of any other financial institution). This rate is not necessarily the lowest rate of interest charged by the Bank to any of its customers. This rate is an index and the actual rate charged to any borrower for a specific loan may be above or below that index.

               (b) "Business Day" shall mean any day other than a Saturday, Sunday or other day on which the Bank is not open for the transaction of substantially all of its banking functions.

               (c) "Closing" shall mean that date on which all conditions to the Loans are satisfied and the Term Loan is disbursed, which shall occur on or before March 7, 1997 unless the Bank, in its sole discretion, agrees to a later date.

               (d) "Collateral" shall mean all property and instruments pledged as security for the Loans, including the personal property described on Exhibit A, and the Guaranty.

               (e) "Current Assets" shall mean the sum of cash; marketable securities, inventory at lower of cost or market; and estimated gross profit in excess of billings on Eligible Contracts excluding selling, general administrative and interest expenses and costs; and ordinary trade accounts receivable excluding any amount due


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from any officer, employee, director, shareholder or Related Person.  In the event of a dispute relative to the carrying value of said inventory or accounts receivable, the determination thereof by an independent Certified Public Accountant chosen by Borrower and acceptable to the Bank shall be controlling.

               (f) "Current Liabilities" shall include all indebtedness normally held as due within one (1) year (exclusive of Subordinated Debt, if any), and any unsubordinated debt due to any officer, employee, director, shareholder or Related Person.

               (g) "Current Ratio" shall mean Current Assets divided by Current Liabilities.

               (h) "Debt" means all liabilities including but not limited to accruals, deferrals, and capitalized leases, less subordinated debt, if any, and less accrued lease expense with respect to the real property located at 5460 Executive Parkway, SE, Grand Rapids, Michigan.

               (i) "Default Rate" shall mean two percent (2%) above the interest rate applicable to each of the Loans.

               (j) "EBIT" shall mean earnings before interest and taxes as determined in accordance with GAAP.

               (k) "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization as determined in accordance with GAAP.

               (l) "Eligible Receivables" shall mean all accounts receivable that (i) remain unpaid 90 days or less from the date of the original invoice, (ii) are not due from a Related Person, and (iii) which have less than 25% of the total amount due from any single customer over 90 days; and such other receivables as expressly approved by the Bank.

               (m) "Eligible Contracts" shall include inventory and estimated gross profit in excess of billings on all contracts in process excluding amounts attributable to selling, general, administrative and interest expenses and costs.

               (n) "Environmental Certificates" shall mean the Environmental Certificate executed by Borrower as of the date of this Agreement, and any other document relating to environmental matters delivered by Borrower to Bank in connection with the Loans.

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

               (o) "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as of the date of determination, consistently applied.

               (p) "Guarantor" shall mean Kenneth K. Rieth.

               (q) "Intangible Assets" shall include at book value, without limitation, leasehold improvements, goodwill, including any costs associated with expenses capitalized arising from the attempted or complete public offering of Borrower, patents, copyrights, secret processes, deferred expenses relating to sales, general administrative, research and development expense, and all amounts due from any officer, employee, director, shareholder or Related Person.

               (r) "LIBOR Business Day" shall mean a day which is both a Business Day and a day on which dealings in Dollar deposits are carried out in the London interbank market.

               (s) "LIBOR Interest Period" shall mean any one-month, two-month or three-month period commencing on the date of any disbursement of the Revolving Loan during the term of the Revolving Loan provided, however, that (i) each LIBOR Interest Period which would otherwise begin or end on a day which is not a LIBOR Business Day shall commence or end, as the case may be, on the next succeeding LIBOR Business Day, (ii) the initial LIBOR Interest Period shall commence on the date of closing, (or if such date is not a LIBOR Business Day, on the next succeeding LIBOR Business Day), and end on the first day of the month following the Closing, and (iii) the final LIBOR Interest Period shall end on the date the Revolving Loan matures, or if such date is not a LIBOR Business Day, on the next succeeding LIBOR Business Day. The LIBOR Interest Period for purposes of the Bank's Base Lending Rate shall be equal to thirty (30) days.

               (t) "LIBOR Rate" shall mean the per annum rate of interest determined by dividing (i) the per annum rate of interest at which deposits in Dollars for such LIBOR Interest Period in an aggregate amount comparable to the amount of the Revolving Loan is offered to the Bank by other banks in the London interbank market, selected in the Bank's discretion, at approximately 11:00 a.m. London time on the second LIBOR Business Day prior to the first day of the LIBOR Interest Period; by (ii) a percentage equal to 100% minus that percentage (expressed as a decimal) that is specified on the first day of such LIBOR Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement (including, without limitation, any marginal, emergency or special reserves) with respect to eurocurrency funding



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

     (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such system, all as conclusively determined by Bank (absent manifest error), such sum to be rounded up, if necessary, to the nearest whole multiple of 1/100 of 1%, and such LIBOR Rate to be adjusted on the first day of each LIBOR Interest Period after the date of Closing.


               (u) "Loan Documents" shall mean this Agreement, the Term Loan Note, the Revolving Loan Note, the Security Agreement, the Guaranty, the Environmental Certificates, and all other documents, certificates and instruments delivered in connection with the application for or closing of the Loans.

               (v) "Permitted Liens" shall mean any liens or encumbrances held by the Bank; any lien or encumbrance shown on the attached Exhibit B; new purchase money security interests, each of which shall not exceed $75,000 unless otherwise agreed to by the Bank in writing; liens for taxes, assessments or other governmental charges which are not yet past due or which are past due but being contested by Borrower in good faith, and any other liens or encumbrances consented to in writing by the Bank.

               (w) "Person" shall mean and include an individual, partnership, corporation, trust, unincorporated organization, government or any department or agency thereof.

               (x) "Property" shall mean all personal property described on attached Exhibit A.

               (y) "Related Person" shall include, but shall not be confined to, any Person related to Borrower by common control or ownership.

               (z) "Subordinated Debt" shall mean indebtedness of the Borrower owed to any officer, employee, director, shareholder or Related Person which is subordinated to all indebtedness owed by the Borrower to the Bank under terms and conditions approved in writing by the Bank.

               (aa) "Tangible Net Worth" shall include the amount of total assets excluding the amount of Intangible Assets minus the amount of total liabilities. For purposes of this definition, total liabilities shall not include accrued lease expense with respect to the real property located at 5460 Executive Parkway, S.E., Grand Rapids, Michigan.

               (bb) "Total Debt Service" shall mean all principal and interest payments due and owing by Borrower to Bank and any other third party as measured for any 12-month period.


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          Section 3. The Revolving Loan.  The Revolving Loan shall be evidenced by a promissory note in form and substance satisfactory to Bank which shall be executed and delivered by the Borrower at Closing (the "Revolving Loan Note"). The Revolving Loan shall bear interest and shall be due and payable as provided below.

               (a) Disbursement of the Revolving Loan. Upon request by Borrower received no later than 10:00 a.m. on the Business Day of the proposed disbursement, subject to the prior satisfaction of all conditions precedent set forth in this Agreement, and provided that no event of default as defined in this Agreement has occurred, or any event that with the giving of notice or lapse of time, or both, would constitute an event of default, the Bank shall disburse to the Borrower funds such that the outstanding balance of funds advanced does not at any time exceed 80% of Eligible Receivables plus 40% of Eligible Contracts; provided, however, that the amount advanced against Eligible Contracts shall at no time exceed $2,000,000. To the extent that Buyer selects a LIBOR Rate under Subparagraph (b) below, disbursement of the Revolving Loan shall not be permitted in amounts less than $1,000,000 and Borrower's request for disbursement must be received by the Bank at least two (2) Business Days in advance of the requested disbursement date. Principal amounts repaid by the Borrower prior to Maturity shall be available for reborrowing in accordance with the advance formula contained in this Subparagraph.

               (b) Interest Rate. From the date of closing through February 28, 1998, interest shall accrue on the outstanding principal balance of the Revolving Loan at a rate equal to the Bank Prime Rate plus one percent (1%) or the LIBOR Rate plus three percent (3%), as determined by the Borrower and Bank two (2) Business Days prior to the date of Closing. Beginning March 1, 1998, and continuing until maturity (whether at the Stated Maturity Date, by acceleration or otherwise), interest shall accrue on the outstanding principal balance of the Revolving Loan at a rate selected by Borrower and Bank two (2) Business Days prior to March 1, 1998 from among the following optional rates, which are available depending upon the Borrower's total EBIT as of two (2) Business Days prior to March 1, 1998:



                  EBIT               Bank Prime Rates  LIBOR Rates
                  ----               ----------------  -----------
          Less than or equal to      Bank Prime Rate   LIBOR plus 3%
            $500,000                   plus 1%

          Greater than $500,000 but  Bank Prime Rate   LIBOR plus 2.5%
            less than $1,500,000       plus .375%

         Greater than or equal to    Bank Prime Rate   LIBOR plus 2%
            $1,500,000 less .25%       less .25%




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


     If Borrower and Bank fail to select from among the available interest rate options as described above, then the interest rate shall default to the applicable rate based upon the Bank Prime Rate. If the rate applicable to the Revolving Loan is based upon the Bank Prime Rate, such rate shall change simultaneously with changes in the Bank Prime Rate. After maturity (whether at the Stated Maturity Date, by acceleration or otherwise) or during any period that an Event of Default under the Revolving Loan Note remains uncured, interest shall accrue on the outstanding principal balance of the Revolving Loan at two percent (2%) above the interest rate described above until the Revolving Loan is paid in full. Interest shall be computed for the actual number of days elapsed on the basis of a 360-day year. If at any time the interest rate payable under the Revolving Loan Note exceeds the maximum legal rate applicable, the interest rate payable shall be reduced to that maximum legal rate.

               (c) Term. The Revolving Loan will mature on December 1, 1998, at which time all outstanding principal and accrued interest shall be paid in full to the Bank.

               (d) Repayment of the Revolving Loan. On the first day of each month during the term of the Revolving Loan Note (or, if a rate of interest based upon the LIBOR Rate is selected by Borrower, then upon the last day of the applicable LIBOR Interest Period), Borrower shall pay accrued interest to the Bank as described in the Revolving Loan Note. Furthermore, Borrower hereby authorizes Bank to apply all monies received by it on behalf of Borrower pursuant to a Wholesale Lockbox Mail Service Agreement to be applied against all outstanding principal under the Revolving Loan when such monies are received.

               (e) Late Payment Penalty. In the event that any monthly payment is not paid within ten (10) days after it is due, Borrower shall pay to the Bank a late penalty of five percent (5%) of the amount of the late payment to compensate Bank for loss of interest and reasonable administrative expenses.

               (f) Procedure for Payment. All payments of principal and interest shall be made in lawful money of the United States of America which shall be legal tender for the payment of all debts, public and private, at the time of payment. Bank shall be entitled to directly debit any account maintained by Borrower with the Bank for payments due under the Revolving Loan.

               (g) Revolving Loan fee. Beginning with the quarter ending May 31, 1997 a fee equal to 1/2% per annum on the undisbursed portion of the Revolving Loan shall be paid by Borrower to Bank quarterly in arrears.

               (h) Funding of the Revolving Loan. Notwithstanding any provision of this Agreement to the contrary, Bank shall be entitled to fund and





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     maintain its funding of all or any part of the Revolving Loan in any manner it sees fit, it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if Bank had actually funded and maintained the Revolving Loan through the purchase of deposits in the relevant interbank market having a maturity corresponding to such related interest payment period and bearing an interest rate equal to the LIBOR Rate for such interest period.

               (i)  Yield Protection and Contingencies.

                    (i) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or any interruption or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for Bank to maintain the Revolving Loan under this Agreement, Borrower shall upon receipt of notice thereof from Bank repay in full to Bank the then outstanding principal amount of the Revolving Loan so affected together with all accrued interest thereon to the date of payment and all other amounts due to Bank under this Agreement, (a) on the last day of the then current interest period applicable to the affected principal amount of the Revolving Loan if Bank may lawfully continue to maintain the Loan to such day, or (b) immediately if Bank may not continue to maintain the Revolving Loan to such day.

                    (ii) Notwithstanding subparagraph (j) below, if the Bank allows Borrower to make any payment of principal on any other date than the last day of LIBOR Interest Period applicable thereto, or if Borrower fails to make any payment of principal or interest when due, in lieu of any late charge or Default Rate payable hereunder, Bank may elect that Borrower shall reimburse Bank on demand for any resulting loss or expenses incurred by Bank, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties. A detailed statement as to the amount of such loss or expense, prepared in good faith and submitted by Bank to Borrower, shall be conclusive and binding for all purposes, absent manifest error in computation.

                    (j) Prepayment. Borrowings subject to a LIBOR Rate may not be prepaid. All other borrowings under the Revolving Loan may be prepaid without premium or penalty.




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


          Section 4.  The Term Loan.   The Term Loan shall be evidenced by a
promissory note in form and substance satisfactory to Bank which shall be executed and delivered by Borrower at Closing (the "Term Loan Note"). The Term Loan shall bear interest and shall be due and payable as provided below.

               (a) Disbursement of the Loan. Subject to the prior satisfaction of all conditions precedent set forth in this Agreement, and provided that no event of default as defined in this Agreement has occurred, or any event that with the giving of notice or lapse of time, or both, would constitute an event of default, the Bank shall disburse at Closing to Borrower's existing Secured Creditors, on Borrower's behalf, that portion of the Term Loan not exceeding 80% of the forced liquidation value of the Borrower's machinery and equipment pledged as collateral for the Loans.

               (b) Interest Rate. Prior to maturity, interest shall accrue on the outstanding principal balance of the Term Loan from the Closing until paid in full at a rate equal to the Bank Prime Rate plus one percent (1%) or the yield on U. S. Treasury Notes maturing 5 years from the date of Closing plus two and one-half percent (2.5%), as selected by Borrower two
     (2) days prior to the date of Closing. If Borrower fails to select an interest rate for the Term Loan as provided above, then the interest rate shall default to the Bank's Prime Rate plus 1%. If the rate of interest applicable to the Term Loan is based upon the Bank Prime Rate, such rate shall change simultaneously with changes in the Bank Prime Rate. After maturity (whether at the Stated Maturity Date, by acceleration or otherwise) or during any period that an Event of Default under the Term Loan Note remains uncured, interest shall accrue on the outstanding principal balance of the Term Loan at two percent (2%) above the interest rate described above until the Term Loan is paid in full. Interest shall be computed for the actual number of days elapsed on the basis of a 360 day year. If at any time the interest rate payable under the Note exceeds the maximum legal rate applicable, the interest rate payable shall be reduced to that maximum legal rate.

               (c)  Repayment of the Loan.

                    (i) Monthly Payments. On April 7, 1997, and continuing on the same day of each month for sixty (60) months thereafter, Borrower shall pay a monthly payment consisting of principal in the amount of Thirty-one Thousand Six Hundred Sixty-six Thousand and 67/100 Dollars ($31,666.67), plus interest accrued on the outstanding principal balance of the Term Loan. The monthly interest payment shall be adjusted automatically to reflect any change in the Bank Prime Rate.


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
                    (ii) Maturity. Notwithstanding anything contained herein to the contrary, the entire outstanding principal balance and accrued interest of this Term Loan shall be paid in full on or before March 7, 2002 ("Stated Maturity Date").

               (d) Late Payment Penalty. In the event that any monthly payment is not paid within ten (10) days after it is due, Borrower shall pay to the Bank a late penalty of five percent (5%) of the amount of the late payment to compensate Bank for loss of interest and reasonable administrative expenses.

               (e) Procedure for Payment. All payments of interest and principal shall be made in lawful money of the United States of America which shall be legal tender for the payment of all debts, public and
     private, at the time of payment.   Bank shall be entitled to directly debit
     any account maintained by Borrower with the Bank for payments due under the Term Loan.

               (f) Prepayment. The Term Loan may be prepaid by Borrower at any time, in whole or in part, without premium or penalty.

               (g) Loan Facility Fee. A loan facility fee shall be paid by Borrower to Bank at closing in the amount of $32,500.00. Borrower shall be credited with any payments made toward this fee prior to closing.

          Section 5. Security for the Loans. The Borrower shall execute and deliver, or cause to be executed and delivered, to the Bank, the following documents as collateral security for its payment obligations described in this
Agreement:

               (a) Guaranty. An unconditional guaranty of payment, in form and substance satisfactory to the Bank, limited as provided therein, executed and delivered by Kenneth K. Rieth.

               (b) Security Agreement. A security agreement (the "Security Agreement") in form and substance satisfactory to the Bank, covering the personal property described on attached Exhibit A, subject only to Permitted Liens.

          Borrower and each Guarantor shall execute and deliver to Bank all such documents, agreements and instruments, and take all such further action, as Bank may reasonably request in connection with the perfection and priority of the security interests provided for above.

          Section 6. Conditions Precedent to Disbursement. The Bank shall be obligated to disburse the Loans only upon Bank's satisfaction that all of the following conditions have been met:


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
               (a) Execution of Loan Documents. Borrower shall have executed and delivered, or caused to be executed and delivered to the Bank all Loan Documents.

               (b) No Default. No event of default as defined in this Agreement, or any event that with the giving of notice or lapse of time, or both, would constitute an event of default, shall have occurred.

               (c) Accuracy of Representations and Warranties. As of the date of Closing, all of Borrower's representations and warranties contained in this Agreement and the Environmental Certificates shall be true and correct in all material respects.

               (d) Satisfaction of Environmental Conditions. Borrower shall have satisfied all environmental conditions contained in this Agreement.

               (e) Insurance. Borrower shall have furnished to the Bank, in form and amounts, and with companies satisfactory to the Bank, evidence of hazard insurance policies with loss payable clauses in favor of the Bank covering all assets and properties pledged by Borrower as Collateral for the Loans; and evidence satisfactory to Bank of adequate liability and workman's compensation insurance.

               (f) Authority of Borrower. The Bank shall have received the following:

                    (i) A Certificate of Good Standing and certified Articles of Incorporation of the Borrower, certified by the Michigan Department of Commerce as of a date reasonably close to the date of closing.

                    (ii) A certified copy of the Bylaws and Resolutions of the Borrower, authorizing the execution and delivery of the Loan Documents by the officers of Borrower.

                    (iii) A certificate of the secretary or the assistant secretary of the Borrower, dated as of the date of closing, as to the incumbency and signatures of the officers of the Borrower signing the Loan Documents.

               (g) Bank's Satisfaction. Bank shall be satisfied that no default has occurred, that all warranties and representations contained in this Agreement are true and correct as of the date of Closing, and that no material adverse change has


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

     occurred in the financial condition and affairs of the Borrower or any Guarantor, since the date of Borrower's application for the Loans.

               (h) Other Information. There shall have been delivered to the Bank such other information, documents, instruments, approvals or opinions as the Bank or its counsel may reasonably request.

               (i) Title to Collateral. Bank shall be satisfied that Borrower has or will acquire all right, title and interest in and to the Collateral.

               (j) Initial Public Offering. Borrower shall have completed an Initial Public Offering such that Borrower shall have received minimum net proceeds of $6,363,000.

               (k)  NBD Bank.  Borrower shall have caused NBD Bank to:

                    (i) Enter into a blocked account agreement, in form and substance acceptable to bank, which acknowledges that any collections of accounts receivable or other funds received by First Chicago NBD on behalf of Borrower are collateral of Bank and provides that such collections and funds shall be remitted directly to Bank for application against any outstanding interest or principal under the Revolving Loan;

                    (ii) Entered into a Settlement and Forbearance Agreement with Kenneth K. Rieth, in form and substance acceptable to the Bank (the "Forbearance Agreement"), which provides for the release of NBD Bank's pledge of Kenneth K. Rieth's stock in the Borrower, as well as certain liabilities of Kenneth K. Rieth as guarantor or otherwise to NBD Bank; and

                    (iii) Execute and deliver at closing a payoff letter certifying the total indebtedness owed by Borrower to NBD Bank as of the date of closing and agreeing to execute and deliver UCC termination statements with respect to all UCC financing statements currently on file with respect to the Collateral as soon as practicable after the payoff amount is received by NBD Bank.

                    (iv) Release its existing pledge covering Kenneth K. Rieth's stock in the Borrower in accordance with the Forbearance Agreement.


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


               (l) Borrower's Counsel Opinion.   Borrower's legal counsel shall
     have delivered its opinion to Bank in form and substance satisfactory to Bank and Bank's legal counsel.

               (m) Lockbox. Borrower's deposit accounts, including a lockbox into which all collections of receivables shall be deposited and applied to the outstanding principal balance of the Revolving Loan pursuant to an agreement with the Bank, shall be established and maintained by Borrower and the Bank.

               (n) Appraisal. Bank shall have received a current appraisal of Borrower's machinery and equipment in form and substance satisfactory to the Bank, which establishes the forced liquidation value of Borrower's assets.

          Section 7.  Representations and Warranties of Borrower.   Except as
otherwise disclosed by Borrower to Bank on the attached Exhibit C, the Borrower represents and warrants that:

               (a) Loan Documents. The Borrower makes each of the representations and warranties contained in the Loan Documents to which the Borrower is a party, to, and for the benefit of, the Bank as if the same were set forth at length herein.

               (b) Organization. The Borrower has under the laws of the State of Michigan all requisite power and authority to own and operate its properties and to carry on its activities as now conducted and as presently proposed to be conducted.

               (c) Conflicting Agreements and Other Matters. The Borrower is not a party to any contract or agreement or subject to any restriction which materially and adversely affects its business, property, assets or financial condition. Except as previously disclosed to the Bank by the Borrower in writing, the execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is a party, will not result in the violation of or be in conflict with or constitute a default under any term or provision of any mortgage, lease, agreement or other instrument, or any judgment, decree, governmental order, statute, rule or regulation by which the Borrower is bound or to which any of its assets is subject. No approval by, authorization of, or filing with any Federal, State or other governmental commission, agency or authority is necessary in connection with the execution and delivery by the Borrower of this Agreement or the other Loan Documents to which the Borrower is a party which has not previously been obtained in writing and delivered to Bank. The Borrower is not a party to, or otherwise subject to any provision contained in any instrument evidencing indebtedness of the Borrower, any agreement relating thereto or any other contract or agreement which restricts or otherwise limits the incurring of the indebtedness to be represented by the Term Loan Note, the Revolving Loan Note, or this Agreement.




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


               (d) Powers and Authorization. The execution, delivery and performance of this Agreement and each of the other Loan Documents to which the Borrower is a party are within the Borrower's powers, have been duly authorized by all necessary action and do not require any consents or approvals which have not been obtained.

               (e) Binding Agreement. Upon execution and delivery, this Agreement and the other Loan Documents to which the Borrower is a party will be the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

               (f) Litigation. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any property or rights of the Borrower which might result in any material adverse change in the business, condition or operations of the Borrower or which might materially or adversely affecting the ability of the Borrower to comply with this Agreement or any of the other Loan Documents to which the Borrower is a party. The Borrower is not, to the knowledge of the Borrower, in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any governmental instrumentality or other agency.

               (g) Taxes. The Borrower has filed all Federal, State and local tax returns which, to the best knowledge of the Borrower, are required to be filed, and has paid all taxes as shown on said returns and on all assessments received by it to the extent that such taxes have become due and are not otherwise being contested in good faith by Borrower pursuant to appropriate proceedings.

               (h) Disclosure. There is no fact known to the Borrower which has a material adverse affect, or may have a material adverse affect on the business, property, assets, or financial condition of the Borrower which has not been disclosed in this Agreement or in the other documents, certificates and statements furnished to the Bank by or on behalf of the Borrower prior to the date hereof in connection with the transactions contemplated hereby.

               (i) Liens and Encumbrances. Except for Permitted Liens, none of Borrower's assets or properties pledged as Collateral, are subject to any mortgage, pledge, lien, security interest, or other encumbrance of any kind or character.

          Section 8. Affirmative Covenants. The Borrower agrees that until all amounts payable hereunder are paid in full, Borrower shall:

               (a) Performance of Operative Documents. Observe and perform all covenants and agreements contained in the Loan Documents.

               (b) Compliance With Laws. Comply with all applicable federal, state and local laws, ordinances, rules and regulations, including but not limited to, all environmental laws, ordinances, rules and regulations and shall keep all of its real and personal property or any interest therein free and clear of any liens (other than Permitted Liens) imposed pursuant to such laws, ordinances, rules and regulations and deliver to Bank reports and information in form satisfactory to Bank as Bank may request from time to time to establish compliance with this covenant.

               (c) Maintain Existence. Carry on and conduct its business in substantially the same manner and in substantially the same areas as such business is now and has previously been carried on, and maintain its legal existence, and comply with all valid and applicable statutes, rules and regulations.

               (d) Financial Information. Maintain a standard, modern system of accounting and deliver to Bank financial reports in form satisfactory to Bank in accordance with GAAP as Bank may request from time to time, including but not limited to: (i) annual audited financial statements of Borrower prepared by an independent certified public accounting firm acceptable to the Bank within ninety (90) days after the end of each fiscal year of the Borrower; (ii) monthly internally prepared financial statements, including but not limited to a balance sheet and income and expense statement within thirty (30) days after the end of each month,
     (iii) annual personal financial statements of the Guarantor accompanied by the annual IRS tax returns of Guarantor; and (iv) monthly compliance certificates executed and delivered by Borrower in form and substance satisfactory to Bank which verify Borrower's compliance with the covenants, terms and conditions contained in the Loan Documents and which contain such other information as the Bank may request. Furthermore, Borrower shall cause Guarantor to submit, as soon as possible to the Bank, copies of all personal financial statements delivered by Guarantor to NBD Bank, N.A. pursuant to the Forbearance Agreement.

               (e) Inspection Rights. Permit the Bank to inspect its books, records, and properties at all reasonable times, wherever the same may be located.

               (f) Maintain Collateral. Maintain, preserve, and keep its properties and every part thereof in good repair, working order, and condition and from time to time make all necessary and proper repairs, renewals, replacements, additions, betterments, and improvements thereof, so that at all times, their efficiency shall be fully preserved and maintained.

               (g) Notice of Default. Provide the Bank with prompt notice of any event of default or default under this Agreement.

               (h) Maintain Books and Records. Keep accurate books and records in accordance with GAAP.


               (i) Expenses of Bank. Pay all costs and expenses incurred by the Bank in connection with the Loans including but not limited to attorney fees at Closing.

               (j) Maintain Security Interest. Take all actions, including but not limited to the execution and delivery of certificates and other documents, reasonably requested by the Bank in order to assure the Bank that its security interest in the Collateral is not impaired, and that the priority of that security interest in the Collateral is maintained.

               (k) Insure Collateral. Maintain insurance against fire, theft, and other casualty on its insurable real and personal property at full replacement cost from companies acceptable to the Bank and maintain insurance against liability on account of damage to persons or property as required under all workers' compensation laws. Also, Borrower shall maintain any other insurance as may from time to time be reasonably requested by the Bank and shall deliver certified copies of all such insurance policies to the Bank. Borrower shall deliver to Bank certificates evidencing all such insurance policies, in form and substance satisfactory to the Bank, naming the Bank as loss payee.

               (l) Avoid Liens on Collateral. Maintain the Collateral free from all liens and encumbrances except for Permitted Liens.

               (m) Comply with Employment Laws. Comply with all applicable federal, state and local laws, ordinances, rules and regulations concerning wage payments, minimum wages, overtime laws, and payment of withholding taxes, and deliver to Bank such reports and information in form satisfactory to Bank as Bank may request from time to time to establish compliance with such laws.

               (n) Environmental Covenants. Comply with those Environmental Covenants described in this Agreement and in the Environmental Certificates.

               (o) Discharge Taxes and Assessments. Duly pay and discharge or cause to be paid and discharged all taxes, assessments, and other governmental charges imposed upon it and its properties or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies, which if unpaid could become a lien or charge upon its property, except such items as are being in good faith appropriately contested and for which the Borrower has provided adequate reserves.

               (p) Borrowing Base Certificate. At the end of each week, and in conjunction with any request for disbursement under the Revolving Loan, Borrower shall provide Bank with a Borrowing Base Certificate which provides, at a minimum, an aging of accounts receivable, a listing of any accounts receivable which have less than 25% of the total amount due from any single customer over 90 days, a listing of current inventory, contracts in process, borrowings outstanding, and such other information as Bank shall request.

               (q) Past Due Obligations. Within ten (10) days after Closing, Borrower shall provide evidence, the form and substance of which shall be satisfactory to Bank, that (i) all delinquent and currently due taxes and special assessments have been paid, (ii) that all past due rents have been paid, and (iii) all payables are current within stated terms applicable to such payables.

               (r) Financial Covenants. Prior to maturity (whether at the Stated Maturity Date, upon acceleration or otherwise), Borrower shall maintain at all times compliance with each of the following financial restrictions:

                    (i) Maintain a Current Ratio of not less than 2.5 to 1.0.

                    (ii) Maintain Tangible Net Worth of not less than (A) $10,700,000 from the date of closing to August 31, 1997; (B) increasing to $11,500,000 by August 31, 1998; and (C) increasing to $12,750,000 by August 31, 1999.

                    (iii) Maintain an EBITDA to Total Debt Service ratio of not less than 2.0 to 1.

                    (iv) Maintain a ratio of maximum total unsubordinated debt to Tangible Net Worth not less than (A) 1.5 to 1.0 from the date of Closing to August 31, 1997; (B) reducing to a maximum of 1.45 to 1.0 for the fiscal year ending August 31, 1998, and (C) reducing to a maximum of 1.40 to 1.0 for the fiscal year ending August 31, 1999 and thereafter.

                    (v) Maintain working capital not less than the $6,500,000.

                    (vi) Maintain a ratio of EBITDA to interest of not less than
          2.0 to 1.0.

                    (vii) Limit capital expenditures and liabilities under leases to not more than $1,000,000 during any fiscal year.


          Section 9. Environmental Conditions and Covenants. This Agreement is subject to the following environmental terms and conditions:

               (a) Definitions: For purposes of this paragraph, the following terms shall have the following meanings:

                    (i) "Environmental Laws" shall mean all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations, and guidelines (including consent decrees and administrative orders) relating to public health and safety, and the protection of the environment.

                    (ii) "Hazardous Material" shall mean any "hazardous substance" as defined by the Comprehensive Environmental Response, Liability and Compensation Act of 1980, as amended ("CERCLA"), any "hazardous waste" as defined by the Resource Conservation and Recovery Act, as amended, ("RCRA"), any petroleum product, asbestos, urea foam insulation, polycholorinated biphenyl, paint containing lead, solvents, aromatic or chlorinated organic compounds, toxic chemicals, or any other solid, liquid or gas governed, or regulated by the Environmental Laws.

                    (iii) "Environmental Audit" shall mean a written report, prepared by a qualified, independent environmental consulting company acceptable to Bank which is prepared for the purpose of determining whether Borrower is in compliance with the Environmental Laws, and whether, and to what extent there exists any condition or circumstance on, in or under the Collateral which requires or may impose some notification, investigative, clean-up, removal or other obligations upon Borrower in connection with the Environmental Laws.

               (b) Environmental Conditions Precedent to Closing of Loan. The Bank shall not be obligated to close the Loan:

                    (i) Unless Borrower completes, executes and returns the Environmental Certificates to the Bank. The Environmental Certificates are incorporated herein by reference.

                    (ii) If, in the opinion of the Bank, there exists an uncorrected violation of any Environmental Law or any environmental condition which may impair the creditworthiness of the Borrower, or which may impair the value of the Collateral, or which requires or may require notification of appropriate regulatory authorities, a cleanup, removal, or other remedial action by Borrower under any applicable Environmental Law.

               (c) Environmental Covenants. Borrower agrees that so long as this Agreement is in effect, and until all amounts payable hereunder are paid in full:

                    (i) Borrower shall comply with all Environmental Laws applicable to it or its properties, and shall keep the Collateral free and clear of any liens imposed by such Environmental Laws, and shall deliver to Bank such reports and information in form satisfactory to Bank as Bank may request from time to time to establish compliance with this covenant.

                    (ii) Borrower shall indemnify Bank for any damage, liability, cost or expense (including attorneys' fees and the cost of any Environmental Audit or other investigation of the Collateral) incurred by Bank as a result of any actual or alleged release of Hazardous Materials, in on or under any real property owned or operated by the Borrower, any other degradation of the environment occurring at such property, or Borrower's violation of any Environmental Law. This indemnity shall survive the disbursement of the Loans and closing of this Agreement.

                    (iii) Borrower shall immediately forward to Bank, upon receipt, copies of all written claims, complaints, notices or inquires relating to the environmental condition of any real property owned or operated by the Borrower, and Borrower's compliance with all applicable Environmental Laws. Borrower shall promptly cure and cause the dismissal with prejudice to Bank's satisfaction of any actions or proceedings brought against Borrower relating to compliance with Environmental Laws.

                    (iv) At its sole cause and expense, Borrower shall pay, immediately when due, the cost of compliance with all Environmental Laws applicable to it or its properties.


          Section 10. Events of Default. Upon the occurrence of any of the following events (herein referred to as an "Event of Default"), unless waived by the Bank:

               (a) The occurrence of an event of default under any Loan Document; or

               (b) Failure to pay amounts when due under the Term Loan Note; or

               (c) Failure to pay amounts when due under the Revolving Loan Note; or

               (d) Failure to perform or observe any term contained in this Agreement; or

               (e) The occurrence of facts which would indicate that any representation or warranty made by the Borrower in any Loan Document is false or misleading in any material respect; or

               (f) The Borrower or Guarantor files for bankruptcy, or becomes insolvent, or fails to pay its debts generally as they become due, or if a receivership or involuntary bankruptcy proceeding is commenced against the Borrower or Guarantor, or any of the properties of Borrower or Guarantor, and such receivership or involuntary bankruptcy proceeding is not dismissed within thirty (30) days; or

               (g) Guarantor defaults in the payment of any money on the performance of any obligation required by the Forbearance Agreement;

then, and in any such event, the Bank may, in its sole discretion do any or all of the following: (1) by notice to Borrower, declare all unpaid principal and accrued interest thereon, as well as all other amounts required to be paid by Borrower under this Agreement, the Term Loan Note and the Revolving Loan Note to be immediately due and payable; and (2) exercise any or all of its rights and remedies under any of the Loan Documents.

          No remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or any other Loan Documents now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing under any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to exercise any remedy reserved to the Bank in this Agreement, it shall not be necessary to give any notice, other than such notice as may be herein expressly required. In the event any provision contained in this

Agreement should be breached by any party and thereafter duly waived by the other party so empowered to act, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. No waiver, amendment, release or modification of this Agreement shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the parties thereunto duly authorized by this Agreement.

          Section 11.  Miscellaneous.

               (a) Amendments. This Agreement sets forth the entire agreement between Bank and Borrower with regard to its subject matter and cannot be modified in any way, except by a future amendment in writing signed by the Bank and Borrower. This Agreement supersedes any preliminary discussions, negotiations, previous written agreements or understandings between Bank and Borrower with respect to its subject matter.

               (b) Survival of Covenants, Agreements, Representations and Warranties. All covenants, agreements, representations and warranties contained herein or made in writing by the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Loan Documents, regardless of any investigation made by the Bank or on its behalf.

               (c) Expenses. The Borrower shall promptly pay to Bank all costs and expenses incurred by the Bank in connection with (i) the closing of the Loans (including the Bank's attorney's fees), (ii) the curing of any event of default resulting from the acts or omissions of the Borrower under any Loan Documents, (iii) enforcing its remedies against the Borrower, the Guarantor or the Collateral after an Event of Default.

               (d) Notices. Except where telephonic or telegraphic instructions are authorized to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party shall be in writing and shall be personally delivered or sent by first-class mail, postage prepaid, and shall be deemed to be given for purposes of this Agreement on the day that the writing is personally delivered or two (2) business days after it is mailed in accordance with this section. Unless otherwise specified in a notice sent or delivered in accordance with this section, notices, demands, instructions, and other communications in writing shall be given to or made upon the respective parties at their respective addresses indicated below:

               IF TO BANK:

               LaSalle National Bank
               125 Ottawa Ave., N.W., Suite 370
               Grand Rapids, MI  49503
               Attn: David W. Edwards, Vice President

               IF TO BORROWER:

               Riviera Tool Company
               5460 Executive Parkway, S.E.
               Grand Rapids, MI  49512
               Attn: Mr. Kenneth K. Rieth, President

               IF TO THE GUARANTOR:

               Mr. Kenneth K. Rieth
               5460 Executive Parkway, S.E.
               Grand Rapids, MI  49512

               (e) Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to the Bank, the determination of such satisfaction shall be made by the Bank in its sole and exclusive judgment exercised in good faith.

               (f) Binding Effect; Assignment. This Agreement is a continuing obligation and shall (i) be binding upon the Borrower, its successors and assigns and (ii) inure to the benefit of and be enforceable by the Bank and its successors, transferees and assigns; provided, however, that the Borrower may not assign all or any part of this Agreement without the prior written consent of the Bank. The Bank may assign, negotiate, pledge or otherwise hypothecate all or any portion of this Agreement, or grant participation herein, in the Loan Agreement or in any of its rights or security hereunder or thereunder, including, without limitations, the instruments securing the Borrower's obligations hereunder, provided, however, that the Bank promptly will inform the Borrower of any such assignment, negotiation, pledge or other hypothecation and of the parties involved therewith and, provided further, that no such assignment, negotiation, pledge or other hypothecation by the Bank will relieve the Bank of its obligation under this Agreement. In connection with any assignment or participation, the Bank may disclose to the proposed assignee or participant any information that the Borrower is required to deliver to the Bank pursuant to this Agreement. Notwithstanding the foregoing, the Bank shall not assign all or any portion of its right or interest under the Loan Documents to NBD Bank or any person who is a successor in interest to NBD Bank.

               (g) Relationship with Borrower. Nothing contained in this Agreement or any exhibit attached hereto or any agreement given pursuant hereto shall be deemed or construed as creating any relationship other than that of borrower and lender. There is no partnership or joint venture between the Bank and Borrower, or between the Bank and any other person and the Bank is not responsible in any way for the debts or obligations of the Borrower or any other person. Nothing in this letter or any attachments makes the Bank a fiduciary for the Borrower or any other person.

               (h) Third Parties. This Agreement is personal to the parties hereto and is for their sole benefit and is not made for the express or implied benefit of any other person or entity. Borrower consents to direct communications between the Bank, and the Guarantors with respect to the Loans, and shall, upon Guarantors' request, supply Guarantors with copies of any document in the Bank's possession concerning the Loans.

               (i) Appraisal. Any appraisals of the Borrower's property or evaluation of the potential profitability of the enterprise to be engaged in by the Borrower in connection with the extension of credit or proposed extension of credit from the Bank to the Borrower, are for the sole benefit of the Bank and do not constitute a representation of the likelihood of financial viability of such enterprise by the Bank to the Borrower.

               (j) Indemnification. Except as otherwise provided in this Agreement, and except with respect to the willful misconduct or bad faith of the Bank, or gross negligence on the part of the Bank, the Borrower shall agree to indemnify the Bank, from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorney's fees) which the Bank may incur, directly or indirectly as a consequence of the disbursement of the Loans, or breach by any party of any term, condition, representation, warranty, or covenant contained in any Loan Document.

               (k) Waiver. To the extent permitted by law, Borrower waives the benefit of all laws now existing or that hereafter may be enacted (i) providing for a jury trial on any issues pertaining to the Loan Documents or any liability of Borrower, or (ii) in any way extending the time for the enforcement of the collection of Borrower's obligations under the Loan Documents or creating or extending any period of redemption from any sale made in connection with collecting on such obligations.

               (l) Character of Obligations Hereunder. The obligations of the Borrower under this Agreement are primary, absolute, independent, irrevocable and unconditional. The Borrower understands and agrees that no payment by it under any other agreement (whether voluntary or involuntary or pursuant to court order or otherwise) shall constitute a defense to the obligations under this Agreement.

               (m) Governing Law. This Agreement, and each of the Loan Documents, shall be construed and interpreted in accordance with the laws of the State of Michigan.

                                        LASALLE NATIONAL BANK


Dated: 4 March, 1997                    By /s/ David W. Edwards
                                           -----------------------------------
                                             David W. Edwards, Vice President

                                                                           BANK

                                        RIVIERA TOOL COMPANY



Dated: March 4, 1997                    By /s/ Kenneth K. Rieth
                                           ------------------------------------
                                              Kenneth K. Rieth, President

                                                                       BORROWER

                                   EXHIBIT A

                               PERSONAL PROPERTY

            The following property of the Debtor, whether now or hereafter existing or acquired and wherever now or hereafter located: All accounts, accounts receivable, notes, contract rights, chattel paper, instruments, documents, conditional sales contracts, goods, including, without limitation, inventory and equipment, furniture, general intangibles, jigs, tools, dies, molds, acceptances, and all proceeds of the foregoing.

                                   EXHIBIT B

                                PERMITTED LIENS

     1. All purchase money security interests or lessor interests listed in that UCC Form 11 Lien Search certified by the Michigan Secretary of State with respect to the Borrower and its affiliates as of January 23, 1997, with the exception of any security interests granted to NBD Bank or its predecessors in interest.

     2. All purchase money security interests or lessor interests listed in that UCC search of the records of Kent County, Michigan with respect to the Borrower or its affiliates performed by LEXIS Document Services as of January 30, 1997 with the exception of any security interests held by NBD Bank or its predecessors in interest.

     3. All liens for delinquent and currently due taxes and special assessments, provided that Borrower provides evidence to the Bank within ten
(10) days after the date of closing, which is satisfactory in form and substance to the Bank, that such obligations have been paid or otherwise brought current, and that all liens levied in connection with those obligations have been released or terminated.

     4. Liens of NBD Bank in all claims against Durametallic Corporation, Fred Borsini and Herb Keeler including as set out in Kent County Circuit Court Case No. 94-2809-CZ, and all right, title and interest in and to Transamerica Occidental Life Insurance Company Policy No. 92004017 dated June 3, 1985 in the face amount of $1,000,000 on the life of Kenneth K. Rieth, as described in the Forbearance Agreement.

                                   EXHIBIT C


          The following Michigan Single Business Taxes are outstanding, as of the date of this agreement:



Tax year  Fiscal Year  Taxes Due  Penalties & Interest
--------  -----------  ---------  --------------------
1995      8/31/96      $173,700
1994      8/31/95      $139,557          $25,717
1993      8/31/94


                                                                  EXHIBIT 10(i)

                                 TERM LOAN NOTE

$1,900,000                                                     Chicago, Illinois
                                                                   March 7, 1997

          FOR VALUE RECEIVED, the undersigned, RIVIERA TOOL COMPANY, a Michigan corporation, ("Borrower") promises to pay to the order of LASALLE NATIONAL BANK, a national banking association, ("Bank") at its 135 S. LaSalle Street, Chicago, Illinois office, or at such other place as the holder hereof may designate in writing, the sum of One Million Nine Hundred Thousand Dollars ($1,900,000), or such amount as may be advanced from time to time, together with interest calculated from today's date on the unpaid balance at an annual rate equal to the Interest Rate. The "Interest Rate" shall be the Bank Prime Rate plus one percent (1%) or the yield on U.S. Treasury Notes maturing five (5) years from and after the date of this Note, as selected by the Borrower as of the date of this Note. If Borrower fails to select the applicable rate to date of this Note, the Interest Rate shall automatically default to the Bank Prime Rate plus one percent (1%). If the Interest Rate is bound upon the Bank Prime Rate, the Interest Rate shall change simultaneously with any change in the Bank Prime Rate. After maturity (whether at the Stated Maturity Date defined below, by acceleration or otherwise) or during any period that an Event of Default (defined in Section 3 (B) below) remains uncured, interest shall accrue on the outstanding principal balance of this Note at two percent (2%) above the interest rate described above until this Note is paid in full. Interest shall be computed for the actual number of days elapsed on the basis of a 360 day year. If at any time the interest rate payable under this Note exceeds the maximum legal rate applicable, the interest rate payable shall be reduced to that maximum legal rate. Capitalized terms not otherwise defined herein shall be defined as provided in that Loan Agreement of even date herewith between Borrower and Bank ("Loan Agreement").

          1.   Payment of Principal and Interest.

               A. Monthly Payments. On April 7, 1997, and continuing on the same day of each month thereafter, Borrower shall pay a monthly payment consisting of principal in the amount of Thirty-one Thousand Six Hundred Sixty-six and 67/100 Dollars ($31,666.67), plus interest accrued on the outstanding principal balance of this Note. The monthly principal and interest payment shall be adjusted simultaneously with any change in the Interest Rate.

               B. Maturity. Notwithstanding anything contained herein to the contrary, the entire balance of principal and interest owed under this Note shall be paid in full on March 7, 2002 (the "Stated Maturity Date").

               C. Prepayment. The indebtedness evidenced by this Note may be prepaid by Borrower at any time, in whole or in part, without premium or penalty.

               D. Late Payment Penalty. If Borrower fails to make any payment required under this Note within ten (10) days of the time the payment has become due, Borrower shall pay a late payment penalty equal to five percent (5%) of the payment due.

          2. Security. Repayment of this Note is secured by a Security Agreement of even date from Borrower to Bank.

          3.   Default.

               A. Event of Default. For purposes of this Note, an "Event of Default" will be deemed to have occurred if Borrower has failed to make any payment required under this Note within ten (10) days of when due; or has failed to make any payment of any other indebtedness owed to the Bank by Borrower within ten (10) days of when and as the same has become due; or upon the occurrence of an Event of Default (as defined in the Loan Agreement); or any default under any collateral security document executed and delivered in connection with this Note or the Loan Agreement.

               B. Consequences of Event of Default. Upon occurrence of an Event of Default, the entire unpaid balance of this Note and all amounts owed pursuant to the Loan Agreement and any other agreements between the parties, together with all accrued but unpaid interest, shall at the option of the holder of this Note immediately become due and payable, and the holder will be entitled to all other remedies available under applicable law, including the Uniform Commercial Code.

          4. Cancellation. After all principal and interest owed on this Note has been paid in full, this Note will be canceled and surrendered.

          5. Applicable Law. The terms of this Note shall be governed by Michigan law.

          6. Severability. If any term in this Note is invalid or unenforceable in any respect, that term shall nevertheless be enforced to the maximum extent permitted by law. The invalidity or unenforceability shall not affect the validity or enforceability of any remaining term in this Note.

          7. Effect of Delay. No delay or omission on the part of the holder of this Note in exercising any right under this Note shall operate as a waiver of that right or of any other right or remedy under this Note. A waiver at any time shall not be construed as a bar to or waiver of any right or remedy at any future time.

          8. Waiver of Presentment, Protest and Notice. Borrower waives presentment for payment, protest and notice of non-payment.

          9. Costs of Collection. Borrower shall pay all expenses and costs of collection, including, but not limited to, reasonable attorney fees.

          10. Successors. This Note shall be binding on the Borrower and its successors, and shall inure to the benefit of the Bank, its successors and assigns. Any reference to Bank herein shall include any holder of this Note.


                                        RIVIERA TOOL COMPANY


Dated: March 7, 1997                    By_________________________________
                                             Kenneth K. Rieth, President

                                                                  EXHIBIT 10(i)


                              REVOLVING LOAN NOTE

                                                               Chicago, Illinois
$8,000,000                                                  ______________, 1997

          On December 1, 1998, RIVIERA TOOL COMPANY (herein termed "Borrower"), for value received, promises to pay to the order of LASALLE NATIONAL BANK (herein termed "Bank") at its offices at 135 S. LaSalle Street, Chicago, Illinois, the principal sum of EIGHT MILLION DOLLARS ($8,000,000), or such other amount as is reflected upon the books and records of the Bank, with interest thereon until paid, plus all of the Bank's expenses (including reasonable attorney's fees and court costs) incurred in the enforcement and collection of this Note. Capitalized terms not otherwise defined in this Note shall be defined as provided in that Loan Agreement of even date herewith between Borrower and Bank ("Loan Agreement").

          From the date of this Note through February 28, 1998, Borrower agrees to pay interest on the outstanding principal balance of this Note at a rate equal to Bank Prime Rate plus one percent (1%) or the LIBOR Rate plus three percent (3%) as determined by Borrower as of the date of this Note. Beginning March 1, 1998 and continuing until maturity (whether as the State Maturity Date, upon acceleration or otherwise), interest shall accrue on the outstanding principal balance of this Note at a rate selected by Borrower and Bank on March 1, 1998 from the following optional rates, which are available depending upon the total EBIT as measured for the 6 month period ending on that date.


EBIT                            Bank Prime Rate Option     LIBOR Rate Option
----                            -----------------------     ------------------
Less than or equal to $500,000  Bank Prime Rate plus 1%     LIBOR Rate plus 3%
Greater than $500,000 but less
  than $1,500,000               Bank Prime Rate plus .375%  LIBOR Rate plus 2.5%
Greater than or equal to
  $1,500,000                    Bank Prime Rate minus .25%  LIBOR Rate plus 2%


          If Borrower fails to exercise its right to select from among the available interest rate options as of the date of this Note or on March 1, 1998, then the interest rate shall default to the applicable rate based upon the Bank Prime Rate. If the rate of interest applicable to this Note is based upon the Bank Prime Rate, such rate shall change simultaneously with changes in the Bank Prime Rate.

          Interest shall be payable on the 1st day of each month during the term of this Note unless the interest rate applicable to this Note is based upon the LIBOR Rate, in which case, interest shall be due and payable on the last day of the LIBOR Interest Period. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days. Interest hereunder shall begin to accrue on the date of the first advance made by the Bank. Interest on all advances shall be computed from the respective dates thereof until the same are paid in full. The principal payable hereunder at any given date shall be equivalent to all advances made by the Bank to or at the request of the Borrower as of that date less principal payments previously received by the Bank. Advances hereunder shall at all times be made at the sole discretion of the Bank, and Bank shall not have any obligation whatsoever to make any such advances.

          At the Bank's option, upon occurrence of a default under this Note or any other agreement with the Bank, the Borrower shall pay interest on the unpaid principal balance of this Note at the then applicable rate of interest plus two percent (2%) per annum effective from and after the date of occurrence of the default which is not cured or waived within the appropriate grace period, if any.

          Notwithstanding any provision of this Note to the contrary, all accrued interest and outstanding principal shall become due and owing on December 1, 1998.

          Borrower does hereby pledge to the Bank all deposits and other property of Borrower now or hereafter in the possession, custody or control of Bank for any purpose, and does hereby grant to Bank as security for the Note the following:

               A. The Collateral described in the Security Agreement of even date from the Borrower to the Bank; and

               B. Limited unconditional personal guaranty of Kenneth K. Rieth as described in the Loan Agreement, of even date.

as well as any other security agreement, mortgage, document or loan agreement executed at any time by the Borrower and delivered to the Bank (herein collectively termed "Collateral") as security for the payment of this Note and for the payment of all other liabilities, whether direct or indirect, absolute or contingent, now or hereafter existing, due to become due, several or otherwise, of the Borrower to the Bank (herein termed "Indebtedness"). Collateral securing other obligations of Borrower to Bank may also secure this Note. The surrender of this Note upon payment or otherwise shall not affect the right of Bank to retain the Collateral as security for any Indebtedness.

          Upon default in payment of this Note, or default in payment of any Indebtedness of the Borrower to Bank, or if there is a default under any security agreement, mortgage, loan agreement or document given in connection with the Collateral, or if the security afforded by the Collateral at any time in the sole opinion of the Bank becomes insufficient, or if any material representation made by the Borrower to Bank for the purpose of obtaining credit appears to the Bank to be untrue, or the commencement of a case under any federal or state bankruptcy or insolvency law by or against the Borrower or any guarantor of the Note, or Borrower or any guarantor of the Note fails generally to pay its debts as such debts become due, or if proceedings are taken to attach, garnishee or levy on any deposits, credits, funds or other property of the Borrower or any guarantor of the Note, or the Borrower or any guarantor of the Note fails to notify the Bank of any material adverse change in its financial status, this Note and all Indebtedness shall, at the option of the Bank, become immediately due and payable in full without notice, presentation or demand for payment, all such being hereby waived by the Borrower and in such event, it is agreed that the Bank may exercise all rights and remedies available to it under any security agreement, mortgage, loan agreement or document relating to or otherwise securing any of the Indebtedness, or which may be available to Bank under the Uniform Commercial Code as in effect in the State of Michigan or other applicable law. Delay or forbearance by the Bank in the exercise of any right granted hereunder shall not operate as a waiver thereof.

          All loan advances to the Borrower shall be evidenced by this Note. A separate note will not be required of the Borrower upon each advance; rather the Bank shall establish a "Loan Account" for the Borrower upon the records of Bank on which will be recorded as debits loan advances to the Borrower and as credits all payments made by the Borrower on this Note. Records prepared by the Bank in the ordinary course of business shall be evidence of the dates and amounts of disbursements, payments, interest rates and applicable effective dates thereof.

          Loan advances to the Borrower may be made by the Bank upon the written request of those officers or agent of the Borrower duly authorized by appropriate resolution or partnership agreement of the Borrower on file with the Bank. Loan advances shall be made in the Bank's discretion pursuant to the advance formula and subject to the restrictions contained in Section 3 of the Loan Agreement. The Bank is also authorized and directed to accept telephonic instructions to make further advances for credit to the Borrower's checking account.

          It is agreed that the Bank shall have the right at all times to hold or apply its own indebtedness or liability to the Borrower as security for, or in payment of, this Note either before or after its maturity, or in payment of the Indebtedness. This Note shall be governed by the laws of the State of Michigan.

          If more than one party shall execute this Note the term "Borrower" as used herein shall mean all parties signing this Note whether as maker or endorser and each of them, and all such parties shall be jointly and severally obligated hereunder. The Borrower hereby waives presentment, demand, protest and notice of dishonor and agrees that each Borrower, if more than one, shall not be released or discharged by reason of any extension, indulgence or release given to any person, or by the Bank's release, sale or non-action with respect to the Collateral or any guaranty or other undertaking securing this Note. If this Note is not dated when executed by the Borrower, Bank is hereby authorized, without notice to the Borrower to date this Note as of the date when the principal balance hereunder has been advanced to the Borrower in whole or in part. Borrower acknowledges receipt of a fully completed copy of this Note.



ADDRESS:                                BORROWER:

5460 Executive Parkway, SE              RIVIERA TOOL COMPANY
Grand Rapids, Michigan 49512

                                        By_____________________________
                                           Kenneth K. Rieth, President

                                                                 EXHIBIT 10(i)



                               SECURITY AGREEMENT


          THIS SECURITY AGREEMENT is made this 4th day of March, 1997, between RIVIERA TOOL COMPANY, a Michigan corporation, of 5460 Executive Parkway, S.E., Grand Rapids, Michigan 49512, as Debtor (the "Debtor") and LASALLE NATIONAL BANK, a national banking association of 135 S. LaSalle Street, Chicago, Illinois 60603, as Secured Party (the "Secured Party").

                             Preliminary Statement

          The Debtor and the Secured Party have entered into a Loan Agreement dated March 4, 1997 (the "Loan Agreement"). Pursuant to the Loan Agreement, the Debtor has agreed to borrow, and the Secured Party has agreed to loan, up to $8,000,000 in the form of a line of credit, and up to $1,900,000 in the form of a term loan (the "Indebtedness"). To secure the Indebtedness, the Debtor has agreed to create a security interest in the personal property described in this Agreement. Accordingly, this Agreement is being entered into in order to effectuate the creation of the security interest to the Secured Party as agreed upon in the Loan Agreement.



SECTION 1.  CREATION OF SECURITY INTEREST.

          1.1. Collateral. Pursuant to the facts set forth in the Preliminary Statement and in consideration of the mutual promises of the parties, the Debtor creates a security interest in favor of the Secured Party, its successors and assigns, in the following described properties, whether now owned or subsequently acquired and wherever now or hereafter located (subsequently referred to collectively as the "Collateral"):

          All accounts, accounts receivable, notes, contract rights, chattel paper, instruments, documents, conditional sales contracts, goods, including, without limitation, inventory and equipment, furniture, general intangibles, jigs, tools, dies, molds, acceptances, and all proceeds of any of the foregoing.

          1.2. Indebtedness Secured. This Agreement secures the Indebtedness due and owing by the Debtor to the Secured Party pursuant to the Loan Agreement. This Agreement further secures all other amounts due and owing by the Debtor to the Secured Party pursuant to this Agreement, including without limitation, any amounts advanced by the Secured Party on behalf of the Debtor pursuant to this Agreement.

SECTION 2.  COVENANTS AND AGREEMENTS OF DEBTOR.

          2.1. Corporate Existence and Authority. The Debtor is duly qualified and in good standing in the State of Michigan and in every other state in which it is doing business. It is duly authorized to execute and deliver this Agreement. None of the provisions of this Agreement violate or are in conflict with any provisions of the Articles of Incorporation, Bylaws or any existing agreement, court order or consent decree to which the Debtor is a party or may be bound. The Debtor has taken all necessary action to authorize the granting of the security interest pursuant to this Agreement and the delivery of any instruments as may be required under this Agreement.

          2.2. Payment of Indebtedness. The Debtor will pay the Indebtedness secured by this Agreement as and when it becomes due and payable in accordance with the terms of the Loan Agreement and this Agreement.

          2.3. Place of Business. Except as permitted with the prior written consent of the Secured Party, the Collateral will be kept at 5460 Executive Parkway, S.E., Grand Rapids, Michigan (the "Premises"). The Debtor will not remove the Collateral from the Premises without the prior written consent of the Secured Party, except in the ordinary course of Debtor's business. The chief executive office and the principal place of business of the Debtor are at the address listed above. The Debtor will immediately give written notice to the Secured Party of any change in its chief executive office or principal place of business.

          2.4. No Liens or Financing Statements. The Debtor has, or will acquire, full and clear right, title and interest to the Collateral and will at all times keep the Collateral free from any adverse lien, security interest or encumbrance other than Permitted Encumbrances. No financing statements covering all or any portion of the Collateral is on file in any public office, except with respect to Permitted Encumbrances. For purposes of this Agreement, "Permitted Encumbrances" shall be defined as provided in the Loan Agreement.

          2.5. Filing; Further Assurances. The Debtor authorizes the Secured Party at the expense of the Debtor to execute and file a financing statement or statements on its behalf in those public offices deemed necessary or proper by the Secured Party to protect its security interest granted by this Agreement. In addition, the Debtor will deliver or cause to be delivered such other documents as the Secured Party may reasonably request to secure the indebtedness, obligations and liabilities referred to in this Agreement including, without limitation, any continuation statements.

          2.6. No Transfer of Collateral. The Debtor will not sell or offer to sell or otherwise transfer all or any part of the Collateral, except in the ordinary course of Debtor's business, without the prior written consent of the Secured Party.

          2.7. Insurance. The Debtor will keep the Collateral insured against such risks in such form and in such amounts as may be required by the Secured Party and will pay when due all premiums on that insurance.

          2.8. Books and Records; Inspection Rights. The Debtor will at all times maintain accurate and complete books and records with respect to the Collateral. The Secured Party may inspect, audit and make copies of those books and records and any other data relating to the Collateral, at such times and places as the Secured Party shall determine. In addition, the Secured Party may inspect the Collateral at such times and places as the Secured Party shall determine, and for that purpose may enter upon or into the Premises.



SECTION 3.  POSSESSION, USE AND RELEASE OF COLLATERAL.

          3.1. Possession and Use. So long as the Debtor is not in default under this Agreement, it may use, possess, and deal with the Collateral in the ordinary course of Debtor's business. The Debtor's use and possession is, however, subject to the observance and performance of the terms and conditions of this Agreement.

          3.2. Release of Security Interest. When all of the indebtedness secured by this Agreement has been fully paid and all other obligations of the Debtor under this Agreement have been fully performed, then this Agreement shall terminate. At the request of the Debtor, the Secured Party will execute and deliver to the Debtor such instruments as shall be necessary or proper to release and discharge the security interest of this Agreement.



SECTION 4.  EVENTS OF DEFAULT AND REMEDIES.

          4.1. Events of Default. Any of the following events shall, for purposes of this Agreement, constitute an "event of default":

               (a) Failure by the Debtor to fully pay any installment of the principal of or interest on the indebtedness secured by this Agreement when due (whether upon maturity, acceleration or otherwise).

               (b) Failure by the Debtor to perform or observe any covenant, agreement or condition to be observed or performed by the Debtor under this Agreement or the Loan Agreement.

               (c) Insolvency of the Debtor or the admission in writing of its inability to pay its debts as they mature, or any assignment for the benefit of its creditors.

               (d) Institution of bankruptcy, reorganization, arrangement, insolvency or other similar proceedings by or against the Debtor; or the occurrence of an involuntary transfer of the Debtor's interest in the Collateral or of all or substantially all of the Debtor's property by bankruptcy or by the appointment of a receiver or trustee or by execution or otherwise.

          4.2. Remedies Upon Default. Upon the occurrence of any event of default, the Secured Party shall have the rights, options, duties and remedies of a secured party, and the

Debtor shall have the rights and duties of a debtor, under the Michigan Uniform Commercial Code. In addition, upon the occurrence of an event of default, the Secured Party may exercise any one or more of the following remedies:

               (a) Declare the entire indebtedness secured by this Agreement and then remaining unpaid, immediately due and payable. Demand for possession, or seizure of any part, of the Collateral covered by this Agreement shall be considered sufficient notice of intention to declare that indebtedness due.

               (b) Enter upon the premises of the Debtor, or any place or places where any of the Collateral covered by this Agreement is situated, and take possession of it, if this can be done without breach of the peace, and hold it at the place of business of the Secured Party. Alternatively, the Secured Party may remove the Collateral to such other place or places within the State of Michigan, as it may deem desirable, and keep the Collateral at that place for such time as the Secured Party shall determine, at the risk and expense of the Debtor. The Secured Party may then sell the Collateral either at private or public sale, in bulk or in parcels, giving such notices as may be required by the Uniform Commercial Code in force in the State of Michigan. Any sale of the Collateral must be in a commercially reasonable manner. Out of the monies arising from that sale, the Secured Party shall pay the expenses of seizure, holding and removal, and sale, including, actual attorney fees. If the proceeds from that sale are not sufficient to defray such expenses and to satisfy the entire indebtedness secured by this Agreement, the Debtor shall pay, and the Secured Party may recover, the deficiency, with interest. The Secured Party agrees to pay all surplus proceeds from that sale, over and above the unpaid indebtedness and the expenses described above, to Debtor or to such other party as may be legally entitled to receive it.

               (c) Require the Debtor to assemble the Collateral and make it available at a place the Secured Party designates which is mutually convenient, to allow the Secured Party to take possession or dispose of the Collateral.

          4.3. Remedies Generally. All remedies provided for in Section 4.2 shall be available to the extent not prohibited by law. No remedy conferred upon the Secured Party by this Agreement is an exclusive remedy. Each remedy shall be cumulative and additional to any other remedy of the Secured Party at law, in equity or by statute. No delay or omission to exercise any right or power accruing upon any default or event of default shall impair any such right or power or shall be construed to be a waiver of, or acquiescence in, any such default or event of default.

          The Secured Party may waive any event of default and may rescind any declaration of maturity of payments on the indebtedness secured by this Agreement. In case of such waiver or rescission the Debtor and the Secured Party shall be restored to their respective former positions and rights under this Agreement. Any waiver by the Secured Party of any default or event of default shall be limited to the particular default waived in a written instrument signed by the Secured Party and shall not be deemed to waive any other default.

SECTION 5.  MISCELLANEOUS.

          5.1. Governing Law. This Agreement shall be governed in all respects by Michigan law.

          5.2. Binding Effect. This Agreement shall be binding on, and inure to the benefit of, the parties to this Agreement and their respective successors and assigns.

          5.3. Advances by Secured Party. If the Debtor shall fail to pay any taxes, assessments or other governmental charges assessed against the Collateral or any premiums for insurance policies required by this Agreement, the Secured Party may advance its own funds on behalf of the Debtor to pay those amounts. However, the Secured Party shall not be obligated to pay those amounts.

          Any amounts advanced by the Secured Party shall bear interest at a rate of twelve percent (l2%) per annum. Any amounts advanced by the Secured Party, together with accrued interest, shall be added to the indebtedness secured by this Agreement.

          5.4. Notices. All notices shall be in writing and shall be deemed given when personally delivered or when deposited in the United States mail or other comparable mail service, postage prepaid, addressed to the party at its address set forth above.

          5.5. Severability. The unenforceability of any term of this Agreement shall not affect the enforceability of any of the remaining terms of this Agreement.

          5.6. Entire Agreement and Amendment. This Agreement and any agreement to which it refers contain all the terms of the agreement between the parties with respect to their subject matter and may be amended only by a writing signed by the Debtor and the Secured Party.

          5.7 Assignment. Secured Party may assign its rights in the Loan Agreement and this Agreement without Debtor's consent and without affecting Secured Party's rights under this Agreement as provided in the Loan Agreement.

          IN WITNESS OF WHICH, Debtor and Secured Party have executed this Agreement.

LaSalle National Bank                      Riviera Tool Company

By /s/ David W. Edwards                    By /s/ Kenneth K. Rieth
   --------------------------                 ---------------------------
     David W. Edwards                             Kenneth K. Rieth
     Its Vice President                           Its President

                   SECURED PARTY                                        DEBTOR